Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp to Offer the IntelliGENTM Multi-Gene Oncology Panel on the Next Generation
Sequencing Platform
Burlington, NC, December 9, 2013 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the launch of a new oncology panel on its next generation sequencing (NGS) platform. The IntelliGEN assay improves sensitivity and detection rates for somatic mutations in cancer, assessing approximately 2600 mutations within 50 oncogenes/tumor suppressor genes. IntelliGEN will be available through Integrated Oncology, a member of the LabCorp Specialty Testing Group.

Cancer treatment has shifted in recent years to the use of biologic therapeutics that target genomic alterations in cancers, creating demand for more advanced and sensitive genomic testing to identify these alterations.  These new tests must provide more diagnostically significant information and, due to the earlier detection of some cancers, must correctly identify mutations present in smaller samples.  LabCorp's NGS platform meets both of these demands, providing tests that reliably detect the presence of many different somatic mutations, even if in just a fraction of the cells that are assayed.
Integrated Oncology’s IntelliGEN assay provides an assessment of targetable mutations within a panel profile of 50 cancer genes known to be involved in the development, progression and/or treatment of cancers.  Included in the panel are well-established biomarkers that may direct therapeutic decisions. IntelliGEN may be useful as a tool in multiple clinical settings, including when guideline-recommended biomarker evaluation yields no targeted therapeutic option, when relapse or disease progression has occurred after prior therapies, when the tumor is poorly differentiated and of uncertain origin, when the cancer lacks an effective standard-of-care therapy at the time of diagnosis, when there is limited tissue to perform guideline-recommended biomarker evaluation or when a broad profile of potential gene targets for future clinical trials would be useful.
“Integrated Oncology’s IntelliGEN assay provides an assessment of targetable mutations within a panel profile of 50 cancer genes known to be involved in the development, progression and treatment of cancers,” stated Dr. Mark Brecher, LabCorp's Chief Medical Officer. “LabCorp continues to introduce new tests and technologies to give healthcare providers the actionable information necessary for making appropriate diagnosis and treatment decisions.”
About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, Dianon Pathology, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our website at: www.labcorp.com.
This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.